As filed with the Securities and Exchange Commission on August 13, 2008

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORGANIC ALLIANCE, INC.
(Name of small business issuer in its charter)

Nevada	5141	20-0853334
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

1250 NE Loop 410
San Antonio, TX 78209
(210) 826-8900
(Address and telephone number of principal executive offices)

1250 NE Loop 410
San Antonio, TX 78209
(210) 826-8900
 (Address of principal place of business or intended principal place of business)

Thomas Morrison, Chief Executive Officer
1250 NE Loop 410
San Antonio, TX 78209
(210) 826-8900
(Name, address and telephone number of agent for service)

Copies to:

Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254
(303) 770-7257 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do no check if a smaller reporting company)
 ____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $.001 par value	10,325,468	$1.05 (1)	$10,841,741	$426.00

Common stock, underlying common stock purchase warrants	6,000,168	$1.05 (1)	6,300,176	248.00

Totals	16,325,636		$17,141,918	$674.00

(1)	Represents the closing price of the Common Stock on the Pink Sheets on August 8, 2008.

This registration statement registers the resale of 10,325,468 shares of Common Stock and 6,000,168 shares of Common Stock underlying common stock purchase warrants held by security holders of the Registrant.  In addition to the number of shares set forth above, the amount to be registered includes any shares of Common Stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

       The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion	Dated August 13, 2008

16,325,636 shares of Common Stock

ORGANIC ALLIANCE, INC.

This prospectus covers the resale by our selling stockholders of 10,325,468 shares of our Common Stock and 6,000,168 shares of Common Stock underlying common stock purchase warrants.  The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  We will not receive any proceeds from the sale of shares offered by the selling stockholders and any proceeds from the exercise of common stock purchase warrants will be added to our working capital.

Our Common Stock is quoted for sale on the Pink Sheets of the National Quotation Service under the symbol ORGC.  On August 8, 2008, the closing price of the Common Stock was $1.05 per share.

Investing in our Common Stock involves substantial risks.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2008.

TABLE OF CONTENTS

About this Prospectus	i
Summary	1
Summary Financial Data	3
Risk Factors	5
Forward-Looking Statements	10
Use of Proceeds	10
Price Range of Our Common Stock	10
Selected Financial Data	11
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	13
Business	19
Management	21
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock	24
Selling Stockholders and Plan of Distribution	25
Related Party and Other Material Transactions	30
Description of Capital Stock	31
Shares Eligible for Future Sale	32
Experts	32
Legal Matters	33
Where You Can Find More Information	33

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

i

SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus.  However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business and History

Organic Alliance, Inc. is a development stage food broker focused on the worldwide sourcing and marketing of organic ingredients and various organically grown and certified produce items.  We do not intend to purchase, warehouse and resell products; rather, we intend to arrange for the delivery of products from growers with whom we seek to have production contracts directly to retailers, food processors and food products manufacturers with whom we intend to negotiate sales of the products under purchase orders.  We have not signed supply agreements to date with growers and have no supply agreements or agreements to sell our sourced products to retailers.

We intend to source and sell high quality organic ingredients from around the world. We also intend to arrange futures positions of organic crops from suppliers in countries such as China, Thailand, India, Sri Lanka, Turkey, Argentina, Chile, South Africa, Mexico and the U.S. for sale of the products to retail customers in the U.S. and internationally, where appropriate.  The organic products we intend to sell will include fresh fruit and vegetables, rice, sunflower seed oil, coffee, tea, seeds, spices, herbs, dried fruits, juices, potatoes, tomatoes, juice concentrates, poultry and beef. We have no supply agreements and have not arranged any futures positions for organic crops.

We were organized as NB Design & Licensing, Inc., (“NB Design”) a Nevada corporation, in September 2001.  To date, we have not realized any revenue and are in the development stage. Our former parent, New Bridge Products, Inc., was originally incorporated in August 1995 as a manufacturer of minivans and filed a petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.  Its Plan of Reorganization was approved by the U.S. Bankruptcy Court for the District of Arizona in September 2002 and we were discharged from bankruptcy in October 2002.

On April 29, 2008, we entered into and closed an Agreement Concerning the Exchange of Securities (“Exchange Agreement”) between us and Organic Alliance, Inc., a Texas corporation (“Organic Texas”), and the Security Holders of Organic Texas (the “Securities Exchange”).  Pursuant to the Securities Exchange, we issued 9,299,972 shares of our Common Stock for all of the issued and outstanding Common Stock of Organic Texas. We also issued 1,000,028 each of Class A, Class B, Class C, Class D, Class E and Class F warrants.  The warrants were exercisable at $2.00, $2.00, $4.00, $4.00, $6.00 and $6.00, respectively, at any time until December 31, 2008.  As part of the Exchange Agreement, the exercise prices of the warrants was subsequently reduced to $1.00 per share for all classes of Warrants and the expiration date was extended to December 31, 2011.  In exchanged for the exercise price reduction, the holders of at least 80% of the Warrants agreed to a call provision by us on 10 days’ notice to them if (i) the bid price of our common stock is quoted at $1.25 per share or higher and the average share volume exceeds 300,000 shares for at least one day, and (ii) the shares underlying the warrants are subject to a current registration statement on file with the Securities and Exchange Commission.  Both the share price and volume must be met on the same day for the call provision to be effective.  Prior to closing the Exchange Agreement, we had 1,200,028 shares of Common Stock outstanding and following the closing we had 10,000,000 shares outstanding.

On June 2, 2008, we changed our name to Organic Alliance, Inc.  All references throughout this prospectus to “Organic Alliance, Inc.,” or the “Company” refers to the combined operations of Organic Alliance, Inc., a Nevada corporation, and our wholly-owned subsidiary, Organic Texas.

On August 11, 2008, we announced that we elected to implement the GS1 System to track our produce in order to improve traceability and consumer safety. GS1 is a global organization with an integrated system of standards that provides accurate identification of products and locations through the use of standards, barcodes and Electronic Product Code/Radio Frequency Identification (EPC/RFID) tags. The GS1 System can play a vital role in product recalls, because it enables product traceability. GS1 standards make traceability systems possible on a global scale across the supply chain.

The Offering

Common stock outstanding prior to and after the offering(1):	13,053,097 shares of Common Stock

Use of proceeds:	We will not receive any proceeds from the sale of the Common Stock. Any proceeds from the exercise of warrants will be added to our working capital.
____________________
(1)           Excluding 6,000,168 shares issuable upon exercise of common stock purchase warrants.

Description of Selling Stockholders

                   Through this prospectus, we are registering for resale (i) 10,325,468 shares of our Common Stock which we issued to acquire all of the outstanding Common Stock of Organic Texas, and (ii) 6,000,168 shares of Common Stock underlying common stock purchase warrants.  We refer to the Common Stockholders and warrant holders collectively as “selling stockholders.”

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  None of the selling stockholders are officers, directors or 10% or greater stockholders of our company except Thomas Morrison, Alicia Smith Kriese, James Harold Haworth, Mathis Family Partners, Benny Doro and Lazzeri Family Trust, and none are affiliated or associated with any broker-dealers.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes.  This financial information is derived from our NB Design audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the three months ended March 31, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through March 31, 2008, contained elsewhere herein.  Also included are the unaudited pro forma financial data for Organic Alliance, Inc. derived from the combined NB Design audited financial statements for the years ended December 31, 2007 and 2006, our unaudited financial statements for the three months ended March 31, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through March 31, 2008.  These statements represent the NB Design & Licensing, Inc. financial position prior to closing of the Exchange Agreement on April 29, 2008.

Statement of Operations Data - NB Design

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue	$-0-	$-0-	$-0-
Net loss	$(11,714)	$(9,273)	$(4,000)
Net loss per share of Common Stock	$(.01)	$(.01)	$(.00)

Balance Sheet Data - NB Design

	As of March 31, 2008	As of December 31, 2007
Working capital	$29,088	$(9,198)
Total assets	$49,409	$227
Total liabilities	$20,321	$9,425
Accumulated deficit	$(42,053)	$(30,339)
Stockholders’ equity	$29,088	$(9,198)

Statement of Operations Data - Organic Texas

February 14, 2008 (inception) through March 31, 2008
Revenue	$-0-
Net (loss)	$(2,670,057)
Net (loss) per share of Common Stock	$(.28)

Balance Sheet Data – Organic Texas

As of March 31, 2008
Working capital	$338,391
Total assets	$347,851
Total liabilities	$9,460
Accumulated deficit	$(2,670.057)
Stockholders’ equity	$338,391

Pro forma Statement of Operations Data – Organic Alliance, Inc.

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue	$-0-	$-0-	$-0-
Net (loss)	$(2,681,771)	$(9,273)	$(4,000)
Net (loss) per share of Common Stock	$(.27)	$(.01)	$(.00)

Pro forma Balance Sheet Data – Organic Alliance, Inc.

	As of March 31, 2008	As of December 31, 2007
Working capital	$367,479	$(9,198)
Total assets	$382,260	$227
Total liabilities	$14,781	$9,425
Accumulated deficit	$(2,712,110)	$(30,339)
Stockholders’ equity	$367,479	$(9,198)

RISK FACTORS

                   The shares of Common Stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment.  You should not purchase these shares if you cannot afford the loss of your entire investment.  In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of Common Stock.

Risks Related to Our Company

Our inability to contract for organic products with growers and sell the food products to retailers will reduce or eliminate our revenue.

In order to generate revenue, we will be required to source organic food products from growers and sell the food products to retailers.  If we are unable to obtain such organic food products from growers or sell the products to retailers, we will not be able to generate sufficient revenue to remain in business.

Our products may be subject to recall, exposing us to significant liabilities.

Our organic food products may be subject to recall due to the existence of disease or other conditions in connection with the growing or processing of the products, which could result in harm to the end user consumer.  Any such recall or harm to a consumer would subject us to significant financial liability.  We do not carry liability insurance for such recalls.

We have no written agreements with retailers or growers.

We seek to sell products under purchase orders, and we generally have no agreements with or commitments from our customers for the purchase of products. We cannot assure you that our customers will order products from us or that we will be able to generate a customer base. Moreover, we have no written agreements with growers to purchase products from them and can give no assurance that we can develop sufficient product supplies to satisfy any future customers.

Our profit margins may decrease due to consolidation in the grocery industry.

The grocery distribution industry generally is characterized by relatively high volume with relatively low profit margins. The continuing consolidation of retailers in the natural and organic products industry, the growth of large national food chains and increased prices requested by growers may reduce our profit margins in the future and cause us to experience pricing pressures from both ends of our supply chain.

We have significant competition from a variety of sources, which could reduce our revenue and any profitability.

We operate in competitive markets, and our future success will be largely dependent on our ability to provide quality products and services at competitive prices. Our competition comes from a variety of sources, including other distributors of organic products as well as specialty grocery and mass market grocery distributors. We cannot assure you that mass market grocery distributors such as United Natural Foods, Inc. and Tree of Life Distribution, Inc. will not increase their emphasis on organic products and more directly compete with us or that new competitors will not enter the market. These distributors have been in business longer than we have, have substantially greater financial and other resources than we have and are better established in their markets. We cannot assure you that our current or potential competitors will not provide services comparable or superior to those provided by us or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share or that certain of our customers will increase distribution to their own retail facilities. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition or results of operations. We cannot assure you that we will be able to compete effectively against current and future competitors.

Our operations are sensitive to economic downturns, which could reduce our revenue and any profitability.

The grocery industry is sensitive to national and regional economic conditions and the demand for our products may be adversely affected from time to time by economic downturns. In addition, our operating results are particularly sensitive to, and may be materially adversely affected by:

•	difficulties with the collectability of accounts receivable;
•	difficulties with inventory control;
•	competitive pricing pressures; and
•	unexpected increases in fuel or other transportation-related costs.

Our future operating results are subject to significant fluctuations which could have a negative effect on our stock price and any analysis of our future operating results.

Our future operating results may vary significantly from period to period due to:

•	demand for organic products;
•	changes in our operating expenses, including fuel and insurance;
•	changes in customer preferences and demands for organic products, including levels of enthusiasm for health, fitness and environmental issues;
•	fluctuation of organic product prices due to competitive pressures;
•	personnel changes;
•	supply shortages;
•	general economic conditions;
•	lack of an adequate supply of high-quality agricultural products due to poor growing conditions, natural disasters or otherwise; and
•	volatility in prices of high-quality agricultural products resulting from poor growing conditions, natural disasters or otherwise.

Due to the foregoing factors, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful and that such comparisons cannot be relied upon as indicators of future performance.

We are subject to significant governmental regulation which can increase our costs, timing of products to market and profitability.

Our business is highly regulated at the federal, state and local levels and our products and distribution operations require various licenses, permits and approvals. In particular:

•	our products are subject to inspection by the U.S. Food and Drug Administration;
•	any warehouse and distribution facilities we may use will be subject to inspection by the U.S. Department of Agriculture and state health authorities;
•	the U.S. Department of Transportation and the U.S. Federal Highway Administration regulate our trucking operations or those of our contractors; and
•	our products must be certified as organic by United States Department of Agriculture.

The loss or revocation of any existing licenses, permits, certifications or approvals or the failure to obtain any additional licenses, permits or approvals in new jurisdictions where we intend to do business could reduce our revenue, increase our costs, affect the timing of our products going to market and reduce any profitability.

We are dependent for success on Thomas Morrison, our Chief Executive Officer.  Our inability to retain Mr. Morrison’s services would impede our operations and growth strategy, which would have a negative impact on the business and the value of your investment.

Our success is largely dependent on the skills, experience and efforts of Thomas Morrison, our Chief Executive Officer.  The loss of Mr. Morrison would have a material adverse effect upon our growth strategy, operations and future business development, and therefore the value of your investment.  We do not maintain key-man life insurance on any executive officers nor do we have an employment agreement with Mr. Morrison.  Additionally, any failure to attract and retain qualified employees in the future could also negatively impact our business strategy.

We will need to raise additional capital in order to continue our operations, which will dilute the ownership interests of existing shareholders and cause the issuance of securities with preferences and privileges superior to our Common Stock.

We will need to raise additional funds in the future in order to continue our operations and source organic food products from growers.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the current stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of the Common Stock and may have covenants which impose restrictions on the Company’s operations.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors and 5% or greater stockholders own 8,197,800 shares of our Common Stock or approximately 63% of our outstanding Common Stock. Accordingly, these individuals will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

Our Common Stock is subject to the penny stock regulations and restrictions, which could impair our liquidity and make trading difficult.

SEC Rule 15g-9, as amended, establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. Our shares are considered to be penny stock. This classification could severely and adversely affect the market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stock and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. To approve a person’s account for transactions in penny stock, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stock are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stock.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commission’s payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities.

The market price of our Common Stock may be volatile.

The market price of our Common Stock may be highly volatile, as is the stock market in general, and the market for Pink Sheets quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, announcements made by our competitors or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, so any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

Future sales of our Common Stock may depress our stock price.

Sales of a substantial number of shares of our Common Stock, including shares registered hereby, by significant stockholders into the public market could cause a decrease in the market price of our Common Stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent the Company from producing reliable financial reports or identifying fraud.  In addition, shareholders could lose confidence in the Company’s financial reporting, which could have an adverse effect on its stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  We intend to hire a full time Chief Financial Officer to augment our internal controls procedures and expand our accounting staff, but there is no guarantee that these efforts will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that it can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.  Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of additional preferred stock.  This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

                   Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock, of which no shares have been issued.  Our preferred stock is issuable in one or more series and our Board of Directors has the power to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders.  As a result of the existence of this “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

 FORWARD-LOOKING STATEMENTS

                   This prospectus includes forward-looking statements.  We have based these forward-looking statements on our current expectations about future events.  These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the “Risk Factors” section above and throughout this prospectus.  In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

                   We will not receive any proceeds from the sale of shares of our Common Stock being offered by the selling stockholders.  Any proceeds from the exercise of our warrants will be added to our working capital.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock was quoted on the Pink Sheets under the symbol “NBDL” from September 2006 until June 11, 2008, when our symbol was changed to “ORGC.”  However, during this period of time, no trading market developed for the Common Stock.

On June 11, 2008, trading commenced in our Common Stock under the symbol “ORGC”. The chart below sets forth the closing prices for our Common Stock for the periods indicated as quoted by the Pink Sheets and does not include markups, markdowns or discounts between dealers.

Closing Price

Quarter Ended March 31, 2008	$0.30
Quarter Ended June 30, 2008	$1.01

As of March 31, 2008, we had approximately 105 stockholders of record.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes.  This financial information is derived from our NB Design audited financial statements for the years ended December 31, 2007 and 2006 and unaudited financial statements for the three months ended March 31, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through March 31, 2008, contained elsewhere herein.  Also included are the unaudited pro forma financial data for Organic Alliance, Inc. derived from the combined NB Design audited financial statements for the years ended December 31, 2007 and 2006 our unaudited financial statements for the three months ended March 31, 2008 and the unaudited Organic Texas financial data for the period from February 14, 2008 (inception) through March 31, 2008.  These statements represent the NB Design & Licensing, Inc. financial position prior to closing of the Exchange Agreement, on April 29, 2008.

Statement of Operations Data - NB Design

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue	$-0-	$-0-	$-0-
Net loss	$(11,714)	$(9273)	$(4,000)
Net loss per share of Common Stock	$(.01)	$(.01)	$(.00)

Balance Sheet Data - NB Design

	As of March 31, 2008	As of December 31, 2007
Working capital	$29,088	$(9,198)
Total assets	$49,409	$227
Total liabilities	$20,321	$9,425
Accumulated deficit	$(42,053)	$(30,339)
Stockholders’ equity	$29,088	$(9,198)

Statement of Operations Data - Organic Texas

February 14, 2008 (inception) through March 31, 2008
Revenue	$-0-
Net (loss)	$(2,670,057)
Net (loss) per share of Common Stock	$(.28)

Balance Sheet Data – Organic Texas

As of March 31, 2008
Working capital	$338,391
Total assets	$347,851
Total liabilities	$9,460
Accumulated deficit	$(2,670.057)
Stockholders’ equity	$338,391

Pro forma Statement of Operations Data – Organic Alliance, Inc.

	Three Months Ended March 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue	$-0-	$-0-	$-0-
Net (loss)	$(2,681,771)	$(9,273)	$(4,000)
Net (loss) per share of Common Stock	$(.27)	$(.01)	$(.00)

Pro forma Balance Sheet Data – Organic Alliance, Inc.

	As of March 31, 2008	As of December 31, 2007
Working capital	$367,479	$(9,198)
Total assets	$382,260	$227
Total liabilities	$14,781	$9,425
Accumulated deficit	$(2,712,110)	$(30,339)
Stockholders’ equity	$367,479	$(9,198)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

Forward-Looking Statement and Information

This prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management.  The use of words such as “believe,” “anticipates,” “intends, “plans,” “estimates,” “should,” “likely,” or similar expressions, indicates a forward-looking statement.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.  Unit holders are cautioned not to put undue reliance on any forward-looking statements. We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions, which are not statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, changes in technology, economic conditions, competition and pricing, and government regulations.  We caution that assumptions, expectations, projections, intentions, or beliefs about the future events may, and often do, vary from actual results and the differences can be material.  Key factors which could cause actual results to vary from those the Company expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of financing or other capital, as well as uncertainties in estimating proved reserves, forecasting production and drilling results, and uncertainties regarding environmental regulations and litigation.

Overview

Organic Alliance, Inc. is a development stage food broker focused on the worldwide sourcing and marketing of organic ingredients and various organically grown and certified produce items.  We do not intend to purchase, warehouse and resell products; rather, we intend to arrange for the delivery of products from growers with whom we seek to have production contracts directly to retailers, food processors and food products manufacturers with whom we intend to negotiate sales of the products under purchase orders.  We have not signed supply agreements to date with growers and have no supply agreements or agreements to sell our sourced products to retailers.

We intend to source and sell high quality organic ingredients from around the world. We also intend to arrange futures positions of organic crops from suppliers in countries such as China, Thailand, India, Sri Lanka, Turkey, Argentina, Chile, South Africa, Mexico and the U.S. for sale of the products to retail customers in the U.S. and internationally, where appropriate.  The organic products we intend to sell will include fresh fruit and vegetables, rice, sunflower seed oil, coffee, tea, seeds, spices, herbs, dried fruits, juices, potatoes, tomatoes, juice concentrates, poultry and beef. We have no supply agreements and have not arranged any futures positions for organic crops.

We were organized as NB Design & Licensing, Inc., a Nevada corporation, in September 2001.  To date, we have not realized any revenue and are in the development stage. Our former parent, New Bridge Products, Inc. (“NBPI”), was originally incorporated in August 1995 as a manufacturer of custom minivans and filed a petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, which included our company as a then wholly-owned subsidiary. NBPI’s Plan of Reorganization was approved by the U.S. Bankruptcy Court for the District of Arizona in September 2002 and we were discharged from bankruptcy with it in October 2002.

On April 29, 2008, we entered into and closed an Agreement Concerning the Exchange of Securities (“Exchange Agreement”) between us and Organic Alliance, Inc., a Texas corporation (“Organic Texas”), and the Security Holders of Organic Texas (the “Securities Exchange”).  Pursuant to the Securities Exchange, we issued 9,299,972 shares of our Common Stock for all of the issued and outstanding Common Stock of Organic Texas. We also issued 1,000,028 each of Class A, Class B, Class C, Class D, Class E and Class F warrants.  The warrants were exercisable at $2.00, $2.00, $4.00, $4.00, $6.00 and $6.00, respectively, at any time until December 31, 2008.  As part of the Exchange Agreement, the exercise prices of the warrants was subsequently reduced to $1.00 per share for all classes of Warrants and the expiration date was extended to December 31, 2011.  In exchanged for the exercise price reduction, the holders of at least 80% of the Warrants agreed to a call provision by us on 10 days’ notice to them if (i) the bid price of our common stock is quoted at $1.25 per share or higher and the average share volume exceeds 300,000 shares for at least one day, and (ii) the shares underlying the warrants are subject to a current registration statement on file with the Securities and Exchange Commission.  Both the share price and volume must be met on the same day for the call provision to be effective.  Prior to closing the Exchange Agreement, we had 1,200,028 shares of Common Stock outstanding and following the closing we had 10,000,000 shares outstanding.

On June 2, 2008, we changed our name to Organic Alliance, Inc.

On August 11, 2008, we announced that we have elected to implement the GS1 System to track our produce in order to improve traceability and consumer safety. GS1 is a global organization with an integrated system of standards that provides accurate identification of products and locations through the use of standards, barcodes and Electronic Product Code/Radio Frequency Identification (EPC/RFID) tags. The GS1 System can play a vital role in product recalls, because it enables product traceability. GS1 standards make traceability systems possible on a global scale across the supply chain.

We currently generate no sales, income or cash flows.

Critical Accounting Policies and Estimates

Use of Estimates

Our discussion and analysis of financial condition and results of operations are based upon our audited and unaudited financial statements, which have been prepared in accordance with US GAAP. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid for the settlement of liabilities for services included in cost of sales and accounts payable, the amount to be paid for tax liabilities, accrued expenses, and the estimated useful lives for amortizable property and equipment. Actual results could differ from those estimates.

Making estimates with respect to cost of sales requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect on the financial statements of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results regarding estimates in the cost of sales could differ materially from our estimates.

Allowance for Doubtful Accounts

We do not currently have any trade receivables. Once operations begins we will maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. We will record an allowance for doubtful account should the financial condition of our customers deteriorate, resulting in an impairment of their ability to make payments.

Property and Equipment

We currently do not own any property and equipment.  Property and equipment will be stated at cost, net of accumulated depreciation and amortization. Property and equipment will be depreciated on a straight-line basis over the estimated useful lives of the assets.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Results of Operations for NB Design

Results of operations for the three months ended March 31, 2008

Revenue. No revenue was recorded for the three months ended March 31, 2008.

Expenses. General and administrative expenses were $11,714 for the three months ended March 31, 2008. General and administrative expenses related primarily to legal, accounting and management fees expended to prepare us for the acquisition of Organic Texas on April 29, 2008.

Net (Loss). Net loss was $11,714 for the three months ended March 31, 2008. The net loss consisted of general and administrative expenses described above.

Results of operations for the year ended December 31, 2007 compared to the year ended December 31, 2006

Revenue. There was no revenue for the year ended December 31, 2007 or 2006.

Expenses. General and administrative expenses were $9,273 for the year ended December 31, 2007; an increase of $5,273, or 132%, from the general and administrative expenses of $4,000 for the year ended December 31, 2006. The increase in general and administrative expenses was primarily attributable to other expenses paid by us.

Net (Loss). Net loss was $9,273 for the year ended December 31, 2007 compared to $4,000 for the year ended December 31, 2006. The $5,273 increase in net loss was primarily attributable to the increased expenses discussed above.

Liquidity and Capital Resources for NB Design

We are a start-up, development stage company and have not generated revenue from our business operations. Our operations to date have generated minimal losses that have been funded through the expenses paid by stockholders and donated to the company and the issuance of common stock. We will require additional sources of outside capital to continue our operations. We expect that our primarily source of cash in the future will be from the issuance of common stock.

Our financial statements contained within have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2008, we reported a net loss of $11,714 and have an accumulated deficit as of March 31, 2008 of $42,053. The Report of Independent Registered Public Accounting Firm on our financial statements as of and for the year ended December 31, 2007 includes a “going concern” explanatory paragraph which means that the auditors expressed substantial doubt about our ability to continue as a going concern.

At March 31, 2008, we had $5,321 in accounts payable and an advance due to Organic Texas in the amount of $15,000.

In February 2008 we sold 200,000 shares of our common stock to two investors for $0.25 per share.

During March 2008, Organic Texas made a $15,000 advance to us to help fund the business.

During March and April 2008, we issued 601,666 shares of our Common Stock for $0.30 per share to a group of nine investors.

During May 2008, we sold 16,666 shares of our Common Stock for $0.30 per share to one investor and 2,500,000 shares of our Common Stock for $0.40 per share to two investors.

We have limited funding available for marketing and will rely solely on our ability to raise debt or equity funds in the immediate future.

Net Cash Flows for NB Design

Net cash provided in operating activities for the year ended December 31, 2007 was $227 compared to -0- cash used in operating activities during 2006. Net cash used in operating activities for the three months ended March 31, 2008 was $818, primarily attributable to the $15,818 of legal, accounting and management fees offset by a $15,000 advance from Organic Texas discussed above.

Net cash provided from investing activities was -0- for the years ending December 31, 2007 and 2006. For the three months ending March 31, 2008, net cash provided by investing activities was $50,000 from the sale proceeds of 200,000 shares of our commons stock discussed above.

Net cash provided by financing activities was -0- for the years ending December 31, 2007 and 2006 and -0- for the three months ended March 31, 2008.

Results of Operations for Organic Texas

Results of operations for the period from February 14, 2008 (inception) to March 31, 2008 for Organic Texas

Revenue. There was no revenue for the period from February 14, 2008 (inception) to March 31, 2008.

Expenses. General and administrative expenses were $2,670,013 for the period from February 14, 2008 (inception) to March 31, 2008. General and administrative expenses related primarily to legal, accounting, investor relations, public relations, web development, stock based compensation and administrative costs. These expenses are primarily composed of 6,193,160 shares of common stock issued to consultants to perform the services described above and 3,500,000 shares of common stock issued to officers and directors of Organic Texas.

Interest Expense. Interest expense of $44 was paid on a time note payable to a related party.

Net (Loss). Net loss was $2,670,057 for the period from February 14, 2008 (inception) to March 31, 2008. The net loss consisted of general and administrative expenses described above.

Liquidity and Capital Resources for Organic Texas

Organic Texas is a start-up, development stage company and has not generated revenue from business operations. Operations to date have generated substantial losses that have been funded through the issuance of common stock.  Organic Texas was acquired by NB Design on April 29, 2008 and ceased operations.   Its operating results were consolidated with NB Design.

The Organic Texas financial statements contained within have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2008, we reported a net loss of $2,670,057 since inception on February 14, 2008.  Organic Texas has $93,500 on hand as of March 31, 2008.

At March 31, 2008, Organic Texas had $991 in accounts payable and $8,469 in a short term note payable to a related party.

In March 2008, William Gallagher, then an officer of Organic Texas, advanced it $15,000. The advance is evidenced by a time note bearing interest at 8% per annum on any unpaid balance.  The unpaid balance including interest was $8,469 at March 31, 2008.

In March 2008 Organic Texas sold 335,000 shares of its common stock to three investors for $0.30 per share.

We have limited funding available for marketing and rely solely on our parent for funding.

Net Cash Flows for Organic Texas

 Net cash used in operating activities for the period from inception on February 14, 2008 to March 31, 2008 was $15,419. Net cash used was primarily attributable to a cash advance to NB Design.

Net cash provided from investing activities was $108,969 for the period from inception on February 14, 2008 to March 31, 2008.  Net cash provided by investing activities was $100,500 from the sale proceeds of 335,000 shares of Organic Texas’s common stock and $8,469 from a related party loan discussed above.

Net cash provided by financing activities was -0- for the period from inception on February 14, 2008 to March 31, 2008.

BUSINESS

Introduction

Organic Alliance, Inc. is a development stage food broker focused on the worldwide sourcing and marketing of organic ingredients and various organically grown and certified produce items.  We do not intend to purchase, warehouse and resell products; rather, we intend to arrange for the delivery of products from growers with whom we seek to have production contracts directly to retailers, food processors and food products manufacturers with whom we intend to negotiate sales of the products under purchase orders.  We have not signed supply agreements to date with growers and have no supply agreements or agreements to sell our sourced products to retailers.

The U.S. organic industry grew 21% to reach $17.7 billion in consumer sales in 2006 according to the Organic Trade Association. The term organic is defined by the Organic Trade Association as a commitment to agricultural (including processing) practices that strive for a balance with nature using methods and materials which are of low impact to the environment.  “Organic” is a labeling term that denotes products produced under the authority of the Federal Organic Foods Protection Act.  The principle guidelines for organic production are to use materials and practices that enhance the ecological balance of natural systems and that integrate the parts of the farming system into the ecological whole.  Organic agricultural practices cannot ensure that products are completely free of residues; however, methods are used to minimize pollution from air, soil and water.

Organic food handlers, processors and retailers adhere to standards that maintain the integrity of organic agricultural products.  The primary goal of organic agriculture is to optimize the health and productivity of interdependent communities of soil life, plants, animals and people. The organic certification agencies that are currently listed on the U.S. Department of Agriculture (“USDA”) web site may be found at www.ams.usda.gov/nop are:

•	must be accredited by the USDA for U.S. consumption (95 currently);
•	must adhere to National Organic Program (“NOP”) regulations; and
•	must accept each others’ certifications.

All organic production is regulated by the USDA under the 2002 Federal NOP (Title 7 CFR205) which regulates organic producers and organic handlers.Requirements for organic producers (growers) are:

•	The ground is “certified transitional” in the interim;
•	Organic crops must be grown without the use of:
•	synthetic fertilizers;
•	synthetic pesticides;
•	sewage sludge;
•	genetically modified organisms (“GMOs”); or
•	treated seeds.
•	Any applied materials must be allowed on the National List of Allowed and Prohibited Substances of the Organic Materials Review Institute (“OMRI”);
•	Must use organic seeds if “commercially available”; and
•	Must be certified by a USDA accredited certifying organization as complying with NOP regulations.

According to the Organic Trade Association, Organic foods, the largest segment of organic products, had total sales of $16.7 billion in 2006 and made up over 95% of all organic product sales.  Organic foods are one of the fastest growing market segments within the food industry, with sales growing at an annual rate of 20.9% in 2006.  In fact, organic food sales have enjoyed double-digit growth for the past 17 years.

Sales and Marketing

Due to the increase in demand for organic products, ingredient sourcing departments in corporations are seeking additional sources of organic products.  Because of the restrictions placed on farming practices in order to become organic, we believe there is a supply shortage which is forcing buyers to search worldwide for organic ingredients.  Many produce suppliers stateside are attempting to fill this gap, but it is very fractionalized and as a result, very difficult for ingredient buyers to get a reliable, ongoing supply they can count on for product introductions.

At present there are few organic brands but we believe brand growth will expand over time.  Accordingly, we believe there is demand for a company that has a dependable, reliable source of organic food product production to enter this market.  Our initial sales and marketing efforts will be aimed at two primary channels of distribution: grocery and ingredient.  The grocery channel will focus on fresh organic farm produced items sold to food retailers.  The ingredient channel will focus on the large packaged goods companies such as Unilever, General Mills, Campbell Soup and Kraft type companies who use organic ingredients.  Initial products will include fruits, vegetables, rice, sunflower oil, coffee, tea, spices, herbs and seeds.

Competition

We operate in competitive markets, and our future success will be largely dependent on our ability to provide quality products and services at competitive prices. Our competition comes from a variety of sources, including other distributors of organic products as well as specialty grocery and mass market grocery distributors. We cannot assure you that mass market grocery distributors such as United Natural Foods, Inc. and Tree of Life Distribution, Inc. will not increase their emphasis on organic products and more directly compete with us or that new competitors will not enter the market. These distributors have been in business longer than we have, have substantially greater financial and other resources than we have and are better established in their markets. We cannot assure you that our current or potential competitors will not provide services comparable or superior to those provided by us or adapt more quickly than we do to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share or that certain of our customers will increase distribution to their own retail facilities. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition or results of operations. We cannot assure you that we will be able to compete effectively against current and future competitors.

Employees

As of June 30, 2008, we had two full time employees, including our executive officer.

Facilities

We lease approximately 2,125 square feet of office space at 1250 NE Loop 410, San Antonio, TX 78209 on a month-to-month basis for $1,500 per month.

MANAGEMENT

Executive Officers and Directors

The names, ages and positions of our directors and executive officers are as follows:

Name of Director	Age	Position(s) with the Company	Director Since
Thomas Morrison	60	Chief Executive Officer, Chief Financial Officer and Director	2008
James Haworth	46	Director	2008
Alicia Smith Kriese	44	Director	2008

There is no family relationship between any of our directors or executive officers.

Thomas Morrison – Chief Executive Officer, Chief Financial Officer and Director

Mr. Morrison has over 39 years experience in a wide range of consumer goods industries and corporate farming with CEO/executive level general management and consulting assignments within large public companies (P&G and Pepsi) and private companies. He has held senior leadership positions in the following industries: packaged goods; corporate farming; investment banking; and consumer and technology. From November 1988 to March 1990, he was the Chief Executive Officer of Superior Farming Company, which operated a leading organic farm. From April 1990 to February 1992, he was the President, Chief Executive Officer, Board Member and part owner of Pacific Agriculture Holdings, a $40 million farming and marketing company.  In April 1992 he formed Morrison and Wilson Recycling, Inc., a development and marketing company.  In February 1995 he joined Conwaste Partners as a partner and helped sell the company to Browning-Ferris Industries. From August 1997 to the present, Mr. Morrison has been a partner in the investment banking firm of Morrison Partners, LLC.  The firm specializes in packaged/consumer goods, retail grocery and Internet mergers and acquisitions. Mr. Morrison currently devotes 100 % his time to the Company.

James Haworth – Director

Mr. Haworth spent more than two decades at Bentonville-based Wal-Mart Stores Inc., most recently as executive vice president and chief operating officer for Wal-Mart Stores from August 2001 to December 2004.  From January 2005 to July 2006, Mr. Haworth acted as a marketing consultant through his consulting firm, Business Decisions Inc.  In July 2006 he became the President and CEO of Lotus Supercenters.  Additionally, since August 2002 he has operated a horse and cattle ranch. He is a member of the board of directors of Field2Base, a privately held high-tech mobile communications company based in Raleigh, NC.

 Alicia Smith Kriese – Director

Ms. Kriese spent 18 years from 1988 until 2005 with Austin-based advertising agency GSD&M (an Omnicom Company) as executive vice president, where she led the development of national brand strategies, corporate messaging and customer marketing campaigns for Wal-Mart Stores Inc. Since 2005 she has been the president of Perspectives, an Austin-based marketing consulting firm.

Board of Directors and Committees

Board Meetings

During calendar 2007, the Board of Directors held two meetings. Each director attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors. We expect each of our directors to attend our Annual Meeting every year, unless extenuating circumstances prevent their attendance.

Committees

Currently we have no board committees. Our board acts as our Audit, Compensation and Nominating and Governance Committee although we intend to appoint such committees in the future comprised of a majority of members who will be independent directors.

Director Compensation

We have not paid our directors fees for attending any meetings of our Board of Directors. We reimburse each director for reasonable travel expenses related to such director’s attendance at Board of Directors’ meetings. Our directors were given stock for joining the company. See Executive Compensation below).

Director Independence

None of our directors are independent under SEC definitions, because they receive compensation from us for consulting services to us.  See Executive Compensation below.

Executive Compensation

We did not pay compensation to any executive officer or director in 2007 and have not made any payments in 2008. We anticipate paying compensation to our executive officers and directors starting in September 2008 as follows:

Name	Position	Amount of Compensation	Consideration
Thomas Morrison(1)	Chief Executive Officer, Chief Financial Officer and Director	$150,000	Annual Salary
James Haworth(2)	Director	$ 75,000	Annual Consulting Fee
Alicia Smith Kriese(3)	Director	$ 75,000	Annual Consulting Fee
William J. Gallagher(4)	Consultant	$ 75,000	Annual Consulting Fee

(1)	Received 1,265,250 shares of the Company’s common stock upon joining us.
(2)	Received 843,500 shares of the Company’s common stock upon joining us.
(3)	Received 843,500 shares of the Company’s common stock upon joining us.
(4)	Received 1,265,250 shares of the Company’s common stock upon joining us.

None of the above individuals has a formal employment or consulting agreement but it is anticipated these agreements will be finalized before September 1, 2008.

2008 Stock Option Plan

We intend to adopt a stock option plan, which we refer to as our Plan, and which will provide for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options will be issuable only to our eligible officers, directors and key employees. Non-statutory stock options will be issuable only to our non-employee directors and consultants.

The Plan will be administered by our full Board of Directors, inclusive of the Compensation Committee. We will have 1,000,000 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock will not be less than the fair market value of the common stock on the date the option will be granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock will be eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options will be established by the Board and will not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options will be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will only be exercisable by the optionee. Options will be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan will be granted within 10 years from the effective date of the Plan and the exercise date of an option will not be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding. Options issued under the plan will vest ratably over a three-year period.

Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law.  Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

                   As of the date of this prospectus, there are 13,053,967 shares of Common Stock outstanding.  The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.  Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.  The address of our executive officers and directors is in care of us at 1250 NE Loop 410, San Antonio, TX 78209.

Name of Beneficial Owner	Shares		Percentage
	Beneficially		Beneficially
	Owned		Owned

Thomas Morrison	1,265,250.00		9.7%

Alicia Smith Kriese	843,500.00		6.5%

James Harold Haworth	843,500.00		6.5%

Mathis Family Partners	3,821,818.00	(1)	23.3%

Benny Doro	2,976,732.00		22.8%

Lazzeri Family Trust	1,560,000.00	(2)	10.8%

William J Gallagher	843,500.00		6.5%

W H Benjamin Gallagher	843,500.00		6.5%

All officers and directors as a group (3 persons)	2,952,250.00		22.6%

(1) This amount is comprised of 461,818 shares of common stock and 3,360,000 stock purchase warrants.
(2) This amount is comprised of 120,000 shares of common stock and 1,440,000 stock purchase warrants.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

                   We have outstanding 13,053,967 shares of Common Stock.  We are registering by this prospectus an aggregate of 10,325,468 shares of Common Stock and 6,000,168 shares of Common Stock underlying common stock purchase warrants.  The following table sets forth the names of the selling stockholders, the number of shares of our Common Stock and common stock issuable upon exercise of common stock purchase warrants held by each selling stockholder and certain other information. The selling stockholders listed below are offering for sale all shares listed following their names.  None of the selling stockholders is required to sell any of their shares at any time.

The shares may be offered from time to time by the selling stockholders.  Since the selling stockholders may sell all or part of the shares of Common Stock offered in this prospectus, we cannot estimate the number of shares of our Common Stock that will be held by the selling stockholders upon termination of this offering.

None of our selling stockholders are officers, directors or 10% or greater stockholders, except Thomas Morrison, Alicia Smith Kriese, James Harold Haworth, Mathis Family Partners, Benny Doro and Lazzeri Family Trust.  None of our selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of	Shares of Common	Percentage of Outstanding Common	Shares of Common Stock	Shares of Common Stock Underlying Common Stock Purchase Warrants	Percentage of Common Stock Owned
Stockholder	Stock Owned	Stock Owned	Offered for Sale	Offered for Sale	After Sale
Thomas Morrison	1,265,250	9.7%	1,265,250	-	0.0%
Alicia Smith Kriese	843,500	6.5%	843,500	-	0.0%
James Harold Haworth	843,500	6.5%	843,500	-	0.0%
Mathis Family Partners	461,818	3.5%	216,000	3,360,000	0.0%
Benny Doro	2,976,732	22.8%	674,800	-	0.0%
Lazzeri Family Trust	120,000	*	120,000	1,440,000	0.0%
William J Gallagher	843,500	6.5%	843,500	-	0.0%
W H Benjamin Gallagher	843,500	6.5%	843,500	-	0.0%
Aaron Lee Brockman	3	*	-	18	0.0%
Ali Shandanlou	8	*	-	48	0.0%
Allen Weinstein	117	*	-	702	0.0%
Anthony Lupinetti	100,000	*	100,000	-	0.0%
Atasha Ticorra Navy	168,700	1.3%	168,700	-	0.0%
Barry Mark	12	*	-	72	0.0%
Battersea Capital Inc	50,000	*	50,000	-	0.0%
Betty J Eunis	1	*	-	6	0.0%
Bill Castellano	84,350	*	84,350	-	0.0%
Bill Kemp	164	*	-	984	0.0%
Bonnie K Jackson	3	*	-	18	0.0%
Brenda Eddie	8,023	*	8,023	48,138	0.0%
Brian J Kelley	22,628	*	-	135,768	0.0%
Brain Kelly	8,538	*	-	51,228	0.0%
Brook Rosser	210,875	1.6%	210,875	-	0.0%
Bruce E Elliot	8	*	-	48	0.0%
Buddy Shelton	234	*	-	1,404	0.0%
C James Inc	479	*	-	2,874	0.0%
Cap Briant	400,663	3.1%	400,663	-	0.0%
Cede & Co	37,105	*	-	125,130	0.0%
Ceocast Inc	168,700	1.3%	168,700	-	0.0%
Charles Stevenson	23	*	-	138	0.0%
Chris Carter	25,305	*	25,305	-	0.0%
Christee Khan	25,305	*	25,305	-	0.0%
Christopher Kline	100,000	*	100,000	-	0.0%
Cindy Cross	8,023	*	8,023	48,138	0.0%
Corey Ruth	10,000	*	10,000	-	0.0%
Corey Ruth & Gail Ruth Jtten	33,333	*	33,333	-	0.0%
Craig D Phypers	11	*	-	66	0.0%
Craig F Mueller	2	*	-	12	0.0%
CSM Consulting LLC	25,305	*	25,305	-	0.0%
Curt Hargis	200,000	1.5%	200,000	-	0.0%
Dan Moody III	26,638	*	26,638	-	0.0%
Dan Moody Jr	26,638	*	26,638	-	0.0%

David Curry	234	*	-	1,404	0.0%
Dean Curry	234	*	-	1,404	0.0%
Derold L Kelley	11,459	*	11,459	68,754	0.0%
Don Ruth & Elaine Ruth Jtten	33,333	*	33,333	-	0.0%
Donald Henderson	91	*	-	546	0.0%
Donald Vaello	25,305	*	25,305	-	0.0%
Edward Entze	7	*	-	42	0.0%
Eli Saleeby	10,000	*	10,000	-	0.0%
Esther B Henningsen	12	*	-	72	0.0%
Eurostar International Corp	973	*	-	5,838	0.0%
Executive Management Corporation	78	*	-	468	0.0%
Executive Registrar & Transfer	3,450	*	-	20,700	0.0%
Frank Marcucella	934	*	-	5,604	0.0%
Fred Dulock	234	*	-	1,404	0.0%
Gail Morrison	10,000	*	10,000	-	0.0%
Gary Agron	125,090	1.0%	123,740	8,100	0.0%
Gary Leysock	8,000	*	8,000	-	0.0%
Graeme Pilling	8	*	-	48	0.0%
Gray Hawn	25,305	*	25,305	-	0.0%
Graydon Webb	42,175	*	42,175	-	0.0%
Harriet M Taylor	4	*	-	24	0.0%
Harvey Synder	10,000	*	10,000	-	0.0%
Henry Winkler	934	*	-	5,604	0.0%
Hossein Shadanlou	6	*	-	36	0.0%
Howard J Williams	3	*	-	18	0.0%
Hyam Weistein	117	*	-	702	0.0%
Institutional Analyst Inc.	84,350	*	84,350	-	0.0%
Internal Revenue Service	5,250	*	-	31,500	0.0%
Irving R Mollen Ttee	1,168	*	-	7,008	0.0%
Jack D Kelly	49,350	*	-	296,100	0.0%
Jack Williamson	234	*	-	1,404	0.0%
Jacqueline L Looney	2	*	-	12	0.0%
James R Phillips	663	*	-	3,978	0.0%
Jeff Morehouse	337,400	2.6%	337,400	-	0.0%
Jeff Morehouse Trustee	125,477	1.0%	125,477	-	0.0%
Jeramy Mcmahon	25,305	*	25,305	-	0.0%
Jerome K Cabell	1	*	-	6	0.0%
John Williamson	467	*	-	2,802	0.0%
Jordan Kelley	4,012	*	4,012	24,072	0.0%
Joseph D Glass	292	*	-	1,752	0.0%
Joseph D Miller Jr Cust	16	*	-	96	0.0%
Julie Mitzelfeld	117	*	-	702	0.0%
KBK Ventures Inc	220,875	1.7%	220,875	-	0.0%
Kenneth L Clark	9	*	-	54	0.0%
Kim Sym	16	*	-	96	0.0%
Kin Pong Lee	16,666	*	16,666	-	0.0%

Kin Tung Lee	50,000	*	50,000	-	0.0%
Koreen Diatte	234	*	-	1,404	0.0%
Kwang N Kang	7	*	-	42	0.0%
Lawerence Dellaquilla	8,000	*	8,000	-	0.0%
Leon Schrader	20	*	-	120	0.0%
Lippincott Capital Limited	84,350	*	84,350	-	0.0%
Lisa Kayanne Campbell	1	*	-	6	0.0%
Lor Terzian	10,000	*	10,000	-	0.0%
Louis Wood	25,305	*	25,305	-	0.0%
Malcolm Watters III	7	*	-	42	0.0%
Marilyn Schaffer	12	*	-	72	0.0%
Mark C Johnson	39	*	-	234	0.0%
Mark Malone	42,175	*	42,175	-	0.0%
Mark Rush	117	*	-	702	0.0%
Martin G Summit	117	*	-	702	0.0%
Marybeth Williamson	234	*	-	1,404	0.0%
Mee Sook	5	*	-	30	0.0%
Michael B Hester	8	*	-	48	0.0%
Michael Notary	8	*	-	48	0.0%
Michael P Gorton	117	*	-	702	0.0%
Michael Rush	175	*	-	1,050	0.0%
Michael Stern	42,175	*	42,175	-	0.0%
Michael Winkler	398	*	-	2,388	0.0%
Micheraie Cruz Canales	42,175	*	42,175	-	0.0%
Moffitt & Company PC	3,450	*	-	20,700	0.0%
Morgan Kelley	4,012	*	4,012	24,072	0.0%
Nash S Fancy	234	*	-	1,404	0.0%
Naubauber & Hunsinger	3,300	*	-	19,800	0.0%
Organic Alliance Inc.	-	*	-	-	0.0%
Patricia Reitz	200,000	1.5%	200,000	-	0.0%
Paul D Bowers	117	*	-	702	0.0%
Paul K Ingerick	1	*	-	6	0.0%
Peggy Knight	25,305	*	25,305	-	0.0%
Peter Penariello	33,333	*	33,333	-	0.0%
Philip M Maier	23	*	-	138	0.0%
Phillip Posa	21,088	*	21,088	-	0.0%
R L Schmaus	23	*	-	138	0.0%
Renee Smanski	200,000	1.5%	200,000	-	0.0%
Richard L Newberg	234	*	-	1,404	0.0%
Rick Basse	30,000	*	30,000	-	0.0%
Robert A Hutchinson	9	*	-	54	0.0%
Robert E Potter	234	*	-	1,404	0.0%
Robie Russell	4,800	*	-	28,800	0.0%
Ron Holetzky	2	*	-	12	0.0%
Ronald D Richmond	2	*	-	12	0.0%
Ronald M Munyon	100,000	*	100,000	-	0.0%
Ronald N Solomon	7	*	-	42	0.0%
Sam Freeman	202,440	1.6%	202,440	-	0.0%

Sandra G McCarthy	16	*	-	96	0.0%
Steven C Phypers	6	*	-	36	0.0%
Steven H Brandt	2	*	-	12	0.0%
Steven T Solomon	1	*	-	6	0.0%
Steves Rosser	84,350	*	84,350	-	0.0%
Terry Capital Advisor Inc	350	*	-	2,100	0.0%
Theodore M Heesch	84,350	*	84,350	-	0.0%
Thomas J Reto	55	*	-	330	0.0%
Thomas J Sholar	350	*	-	2,100	0.0%
Thomas Micron	9,750	*	-	58,500	0.0%
Thomas P Tierney	4	*	-	24	0.0%
Thomas Puccio	84,350	*	84,350	-	0.0%
Tom Klein	10,000	*	10,000	-	0.0%
Triangle International Inc	47	*	-	282	0.0%
Troy Nowakowski	35,000	*	35,000	-	0.0%
Underwood Family Partners Ltd	50,000	*	50,000	-	0.0%
Walter C Copeland Jr	5	*	-	30	0.0%
Warner Fulbright	3,000	*	-	18,000	0.0%
Waters	17,400	*	-	104,400	0.0%
Wayne S Busdiecker	117	*	-	702	0.0%
William A Lawson	16	*	-	96	0.0%
William J Harrington	4	*	-	24	0.0%
Winafred Jenkins	31	*	-	186	0.0%
Yuvoone L Barker	70	*	-	420	0.0%
ZZ Bottom Inc	421,750	3.2%	421,750	-	0.0%

Total	13,053,967	100.0%	10,325,468	6,000,168

* Less than 1%

            In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our Common Stock pursuant to Rule 144 under the Securities Act of 1933.  The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our Common Stock if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell these shares of our Common Stock directly to market makers and/or broker-dealers acting as agents for their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our Common Stock for whom such broker-dealers may act as agents.  As to a particular broker-dealer, this compensation might be in excess of customary commissions.  Market makers and block purchasers purchasing these shares of our Common Stock may do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of our Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our Common Stock.  There can be no assurance that all or any of these shares of our Common Stock offered hereby will be issued to, or sold by, the selling stockholders.  Upon effecting the sale of any of these shares of our Common Stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

Alternatively, the selling stockholders may sell all or any part of the shares of our Common Stock offered hereby through an underwriter.  No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into.  If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of these shares of our Common Stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our Common Stock by, the selling stockholders.  Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder.  These regulations may affect the marketability of these shares of our Common Stock.

We will pay substantially all of the expenses incident to the registration and offering of our Common Stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

In March 2008, William Gallagher, then an officer of Organic Texas, advanced it $15,000. The advance is evidenced by a time note bearing interest at 8% per annum on any unpaid balance.  The unpaid balance including interest was $8,469 at March 31, 2008.

We have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors or significant stockholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 60,000,000 shares of Common Stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share.

Common Stock

            Currently, there are 13,053,967 shares of Common Stock outstanding.  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no right to cumulate votes in the election of directors.  The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock.  In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. No shares of preferred stock have been issued.

Common Stock Purchase Warrants

Our Class A, Class B, Class C, Class D, Class E and Class F warrants are all exerciseable at $1.00 per share, at any time until December 31, 2011.  Approximately 80% of the Warrants are subject to a call provision on 10 days notice to the holders if (i) the bid price of the common stock is quoted is quoted at $1.25 per share or higher and the average share volume exceeds 300,000 shares for at least one day, and (ii) the shares underlying the Warrants are subject to a current registration statement on file with the Securities and Exchange Commission.  Both the share price and volume must be met on the same day for the call provision to be effective.

Dividends

                   We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

                   Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

                   We have 13,053,967 shares of Common Stock outstanding, of which 2,728,499 shares of Common Stock are free trading and 10,325,468 shares are being registered hereby. We are also registering an aggregate of 6,000,168 shares issuable upon exercise of common stock purchase warrants.

                   In general, under Rule 144 as modified on February 15, 2008, a person who owns shares that were purchased from us, or any affiliate, at least six months previously and who is not an officer, director or 10% or greater stockholder of our company (a “non-affiliate”), is entitled to sell all or any portion of such shares under Rule 144 so long as we have filed all required SEC reports and continue to do so while the shares are offered for sale.  After one year from purchase, the shares may be sold by a non-affiliate regardless of whether we have filed all required SEC reports.  Our affiliates may also sell their shares under Rule 144 after they have been held for six months or more in an amount not to exceed:

•	1% of the then outstanding shares of our Common Stock; or
•	The average weekly trading volume of our Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Future sales of restricted Common Stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our Common Stock.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our Common Stock prevailing from time to time.  Sales of substantial amounts of our Common Stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

                   Our audited financial statements included in this prospectus for the years ended December 31, 2007 and 2006, have been included in reliance on the report of Martin & Weaver, LLC, an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

                   The validity of the Common Stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado.  Mr. Agron owns 125,090 shares of our common stock and 1,350 each of the Class A, Class B, Class C, Class D, Class E and Class F warrants.

WHERE YOU CAN FIND MORE INFORMATION

                   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our Common Stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

ORGANIC ALLIANCE, INC.

16,325,636 SHARES OF COMMON STOCK

         Until ______________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

To the Board of Directors and Stockholders
NB Design & Licensing, Inc.
Littleton, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the balance sheets of NB Design & Licensing, Inc (a development stage company) as of December 31, 2007 and 2006 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and the period of September 19, 2001 (inception) to December 31, 2007.  NB Design & Licensing, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NB Design & Licensing, Inc. as of December 31, 2007 and 2006 and the results of its operations, stockholders’ equity, and cash flows for the years then ended and the period of September 19, 2001 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
March 3, 2008

NB Design & Licensing, Inc.
(a Development Stage Company)
Balance Sheets

	3/31/2008	12/31/2007	12/31/2006
	unaudited	audited	audited
Assets
Current assets:
Cash	$49,409	227	-
Total current assets	49,409	227	-

Total Assets	$49,409	227	-

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts Payable	$5,321	9,425	-
Due to Organic Alliance Inc.	15,000	-	-
Total current liabilities	20,321	9,425	-

Stockholders' equity (deficit):
Preferred stock, no stated value authorized;
10,000,000 shares; -0- shares issued
and outstanding as of March 31, 2008	-	-	-
Common stock, $.0001 par value, 60,000,000 shares
authorized, 1,200,028 and 1,000,028 shares issued
and outstanding as of March 31, 2008 and
December 31, 2007 and 2006, respectively	120	100	100
Additional paid-in capital	71,021	21,041	20,966
(Deficit) accumulated during development stage	(42,053)	(30,339)	(21,066)
	29,088	(9,198)	-

Total Liabilities and Stockholders' Equity (Deficit)	$49,409	227	-

The accompanying notes are an integral part of these financial statements

NB Design & Licensing, Inc.
(a Development Stage Company)
Statement of Operations

	For the	For the	For the	For the Period
	Quarter	Year	Year	September 19, 2001
	Ended	Ended	Ended	(Date of Inception)
	3/31/2008	12/31/2007	12/31/2006	to March 31, 2008
	unaudited	audited	audited

Revenue	$-	-	-	-

Expenses:
Accounting	4,200	-	167	12,250
Legal	2,963	1,500	1,108	5,668
Sharholder Services	334	1,408	1,600	6,241
Other general and administrative expenses	4,217	6,365	1,125	12,974
Total expenses	11,714	9,273	4,000	37,133

Other expenses:
Interest expense	-	-	-	-
Total other expenses	-	-	-	-

(Loss) before provision for taxes	(11,714)	(9,273)	(4,000)	(37,133)

Provision for income taxes	-	-	-	-

Net (loss)	$(11,714)	(9,273)	(4,000)	(37,133)

Net (loss) per share - basic and fully diluted	$(0.01)	(0.01)	(0.00)

Weighted average number of
common shares outstanding - basic and fully diluted	1,114,314	1,000,028	1,000,028

The accompanying notes are an integral part of these financial statements

NB Design & Licensing, Inc.
(a Development Stage Company)
Statement of Stockholder's Equity

				(Deficit)
				Accumulated
	Common Stock, Par $0.0001		Additional	During	Total
			Paid-In	Development	Stockholder's
	Shares	Amount	Capital	Stage	Equity

Beginning Balances, January 1, 2006	1,000,028	$100	$14,466	$(17,066)	$(2,500)

Expenses paid by stockholder and	-	-	6,500	-	6,500
donated to the company

Net Loss	-	-	-	(4,000)	(4,000)

Balance at December 31, 2006	1,000,028	$100	$20,966	$(21,066)	$-

Expenses paid by stockholder and	-	-	75	-	75
donated to the company

Net Loss	-	-	-	(9,273)	(9,273)

Balance at December 31, 2007	1,000,028	$100	$21,041	$(30,339)	$(9,198)

Shares sold	200,000	20	49,980	-	50,000

Net loss for the quarter ended
March 31, 2008	-	-	-	(11,714)	(11,714)

Balance, March 31, 2008 (unaudited)	1,200,028	$120	$71,021	$(42,053)	$29,088

The accompanying notes are an integral part of these financial statements

NB Design & Licensing, Inc.
(a Development Stage Company)
Statement of Cash Flows

	For the	For the	For the	For the Period
	Quarter	Year	Year	September 19, 2001
	Ended	Ended	Ended	(Date of Inception)
	3/31/2008	12/31/2007	12/31/2006	to March 31, 2008
	unaudited	audited	audited

Cash flows from operating activities:
Net (loss)	$(11,714)	(9,273)	(4,000)	(42,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by stockholder and donated to the company	-	75	6,500	21,141
Changes in operating assets and liabilities:
Accounts Payable	(4,104)	9,425	(2,500)	5,321
Due to Organic Alliance Inc.	15,000	-	-	15,000
Net cash provided (used) by operating activities	(818)	227	-	(591)

Cash flows from financing activities
Proceeds from issuance of common stock	50,000	-	-	50,000
Net cash provided by financing activities	50,000	-	-	50,000

Net increase in cash	49,182	227	-	49,409
Cash - beginning	227	-	-	-
Cash - ending	$49,409	227	-	49,409

Supplemental disclosures of noncash items:
Stock-based compensation	$-	-	-	-
Expenses paid by stockholder and donated to the company	-	75	6,500	21,141
Total supplemental disclosures of noncash items:	$-	75	6,500	21,141

Supplemental disclosures:
Interest paid	$-	-	-	-
Income taxes paid	$-	-	-	-

The accompanying notes are an integral part of these financial statements

NB Design & Licensing, Inc.
(A Development Stage Company)
Notes to Financial Statements

1.	NATURE OF BUSINESS AND HISTORY OF COMPANY

NB Design & Licensing, Inc. (the "Company") was incorporated on September 19, 2001 in the state of Nevada as a stipulation in the Final Decree in Bankruptcy of New Bridge Products, Inc. The creditors of New Bridge Products, Inc. received 1,000,028 shares of NB Design & Licensing, Inc. and warrants to purchase an additional 6,000,168 shares on September 26, 2002 in final payment of the funds they were owed from New Bridge Products, Inc.

The original purpose of the purpose of the Company was to provide design and licensing services related to the business of New Bridge Products, Inc.  The Company's current operations consist of primarily professional fees to maintain the corporate shell.

Basis of Presentation - The Company's financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

Net(Loss)Per Share - The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  In accordance with FASB I28, any anti-dilutive effects on net income (loss) per share are excluded.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards Not Yet Adopted - There currently are no recently issued accounting standards with pending adoptions that have any applicability to the Company.

2.	GOING CONCERN

The accompanying financial-statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company's development activities since inception have been financially sustained through stockholder donations to the Company.

The ability of the Company to continue as a going concern is dependent upon its ability to find a suitable acquisition/merger candidate, raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

3.	INCOME TAXES

At March 31, 2008 we had net operating loss carry forwards for federal income tax purposes of approximately $42,000, which are available to offset future federal taxable income, if any. Utilization of the net operating loss, which expires at various times starting in 2024, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under-state tax laws. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of March 31, 2008 we do not believe we meet the criteria to recognize the deferred tax asset, and we have accordingly provided a full valuation allowance.

Deferred Taxes

The components of deferred tax assets are as follows:

Net operating loss carryforwards	$8,400
Less: Valuation allowance	(8,400)
Net deferred tax asset	-

A reconciliation of the valuation allowance is as follows:

Balance at January 1, 2006	$3,400
Addition for the year 2006	800
Addition for the year 2007	1,850
Addition for the quarter ended 3/31/08	2,350
Balance at March 31, 2008	$8,400

Tax Carryforwards

The Company has the following tax carryforwards at March 31, 2008:

Year	Amount	Expiration Date

Net operating loss
December 31, 2004	$4,920	December 31, 2024
December 31, 2005	12,146	December 31, 2025
December 31, 2006	4,000	December 31, 2026
December 31, 2007	9,273	December 31, 2027
March 31, 2008	11,714	December 31, 2028

Total	$42,053

Future changes in ownership may limit the ability of the Company utilize these net operating loss carryforwards prior to their expiration.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible.

4.	PREFERRED STOCK

The Company has not assigned any preference rights to the preferred stock.

5.	EXPENSES PAID BY STOCKHOLDER AND DONATED TO THE COMPANY

Two stockholders of the Company paid expenses totaling $75, and $6,500 in 2007 and 2006 respectively. Both have agreed not to be reimbursed for the payments and to consider the payments as capital donated to the Company.

A stockholder also provided office overhead expenses to the Company in 2007 and 2006. The Company estimated the fair value of the services was $ 1,000. The stockholder also agreed not to be reimbursed for these costs and to consider the costs as capital donated to the Company.

There were no such transactions for the quarter ended March 31, 2008.

6.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In February 2008, the Company sold 200,000 restricted shares of common stock for $50,000 to help fund the Company.

7.	COMMON STOCK WARRANTS

On September 26, 2002 the Company issued the following common stock warrants:

Number
of Shares	Exercise Price	Expiration Date*
1,000,028	$ 2.00	December 31,2008
1,000,028	$ 2.00	December 31,2008
1,000,028	$ 4.00	December 31,2008
1,000,028	$ 4.00	December 31,2008
1,000,028	$ 6.00	December 31,2008
1,000,028	$ 6.00	December 31,2008

* Extended from original expiration date.

As Part of the April 29, 2008 merger agreement (See Note 8), the common stock warrants were extended to December 31, 2011 and the exercise price was changed to $1.00.

8.	SUBSEQUENT EVENTS

On April 29, 2008, the Company acquired all 10,916,917 issued and outstanding shares of common stock of Organic Alliance, Inc. (OAI) for 9,299,972 shares of the Company’s common stock.  The current officers and directors of OAI assumed control of the Company from Robert Lazzeri, CEO and Director. Mr. Lazzeri and other Company officers and directors resigned from the Company. As part of the transaction $200,000 was paid to certain shareholders of Company for 500,000 shares of Company’s common stock.  These shares were subsequently retired by the new management team.

OAI remains a subsidiary of the Company but has ceased all business activity.

As Part of the April 29, 2008 merger agreement, the common stock warrants (See Note 7) were extended to December 31, 2011 and the exercise price was changed to $1.00.

After the merger was completed on April 29, 2008, the Company sold 2,516,666 shares of common stock for $1,005,000.

In May through August 2008, the Company issued 537,300 shares of common stock to consultants.

In June 2008, the Company changed its name to Organic Alliance, Inc.

Organic Alliance, Inc.
(a Development Stage Company)
Balance Sheet
Unaudited

3/31/2008

Assets
Current assets:
Cash	$93,550
Prepaid expenses	239,301
Due From NB Design	15,000
Total current assets	347,851

Total Assets	$347,851

Liabilities and Stockholders' Equity

Current liabilities:
Accounts Payable	$991
Notes Payable to Related Party	8,469
Total current liabilities	9,460

Stockholders' equity
Common stock, no par value, 60,000,000 shares
authorized, 10,028,160 shares issued
and outstanding as of March 31, 2008	3,008,448
(Deficit) accumulated during development stage	(2,670,057)
338,391

Total Liabilities and Stockholders' Equity	$347,851

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc.
(a Development Stage Company)
Statement of Operations
For the period February 14, 2008 (inception) to March 31, 2008
Unaudited

Revenue	$-

Expenses:
Accounting	375
Legal	132,000
Investor relations	507,188
Stock based compensation	1,282,274
Other general and administrative expenses	748,176
Total expenses	2,670,013

Other expenses:
Interest expense	44
Total other expenses	44

(Loss) before provision for taxes	(2,670,057)

Provision for income taxes	-

Net (loss)	$(2,670,057)

Net (loss) per share - basic and fully diluted	$(0.28)

Weighted average number of
common shares outstanding - basic and fully diluted	9,394,122

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc.
(a Development Stage Company)
Statement of Stockholder's Equity
For the period February 14, 2008 (inception) to March 31, 2008
Unaudited

			(Deficit)
			Accumulated
	No Par Common Stock		During	Total
			Development	Stockholder's
	Shares	Amount	Stage	Equity

Beginning Balances, February 14, 2008	-	$-	$-	$-

Shares sold	335,000	100,500	-	100,500
Issuance of common stock for services	9,693,160	2,907,948	-	2,907,948

Net loss for the period from February 14, 2008
(inception) to March 31, 2008	-	-	(2,670,057)	(2,670,057)

Balance, March 31, 2008 (unaudited)	10,028,160	$3,008,448	$(2,670,057)	$338,391

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc.
(a Development Stage Company)
Statement of Cash Flows
For the period February 14, 2008 (inception) to March 31, 2008
Unaudited

Cash flows from operating activities:
Net (loss)	$(2,670,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	2,907,948
Changes in operating assets and liabilities:
Prepaid expenses	(239,301)
Due From NB Design	(15,000)
Accounts Payable	991
Net cash used by operating activities	(15,419)

Cash flows from financing activities
Net proceeds (repayments) on note payable to/from related party	8,469
Proceeds from issuance of common stock	100,500
Net cash provided by financing activities	108,969

Net increase in cash	93,550
Cash - beginning	-
Cash - ending	$93,550

Supplemental disclosures of noncash items:
Stock issued for services	$2,907,948

Supplemental disclosures:
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (Texas)
(a Development Stage Company)
Notes to Financial Statements

1.	NATURE OF BUSINESS AND HISTORY OF COMPANY

Organic Alliance, Inc. (the "Company") a Texas Corporation, was formed in February of 2008, for the purpose of acquiring all assets of the Organic Trading Partners, a business organized to source and trade organic food products internationally.

Basis of Presentation - The Company's financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

Net(Loss)Per Share - The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  In accordance with FASB I28, any anti-dilutive effects on net income (loss) per share are excluded.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards Not Yet Adopted - There currently are no recently issued accounting standards with pending adoptions that have any applicability to the Company.

2.	GOING CONCERN

The accompanying financial-statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

3.	INCOME TAXES

At March 31, 2008 we had net operating loss for federal income tax purposes of approximately $2,607,000, which are available to offset future federal taxable income, if any. Utilization of the net operating loss, which expires at starting in 2028, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended and other limitations under-state tax laws. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, possible restrictions due to ownership changes, projected future taxable income, and tax planning strategies in making this assessment. As of March 31, 2008 we do not believe we meet the criteria to recognize the deferred tax asset, and we have accordingly provided a full valuation allowance.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible.

4.      EQUITY TRANSACTIONS

In March 2008, the Company sold 335,000 restricted shares of common stock for $100,500 to help fund the Company.

In March 2008, the Company issued 9,693,160 shares of common stock in relation to consulting agreements (See Note 5).

As of March 31, 2008 there are no outstanding options or warrants.

5.      CONSULTING AGREEMENTS

In March 2008, the Company issued 6,193,160 shares of common stock to consultants to perform services for the company including legal, public relations, investor relations, and other.  These shares were valued at $1,857,948 or $0.30 per share based on the sales price of shares to non-related third parties during March 2008.  Of the total amount $1,618,647 was expensed in the period ended March 31, 2008 and $239,301 has been recorded as a prepaid asset as of March 31, 2008.  The prepaid asset will be amortized over the remaining lives of the agreements to which it pertains.  The prepaid asset will be fully amortized during the remainder of 2008 and during the first quarter of 2009.

In March 2008, the Company issued 3,500,000 shares of common stock to Officers and Directors of the Company.  These shares were valued at $1,050,000 or $0.30 per share based on the sales price of shares to non-related third parties during March 2008.  $1,050,000 has been expensed in the period ended March 31, 2008.

6.      RELATED PARTY TRANSACTION

The Company has received a $15,000 loan from a consultant on March 15, 2008 that bore interest at 8% per annum. The loan balance was $8,469 at March 31, 2008.  Interest expensed related to the loan was $44 for the period ended March 31, 2008.

7.	SUBSEQUENT EVENTS

In April 2008, the Company sold 250,000 restricted shares of common stock for $75,000 to help fund the Company.

In April 2008, the Company issued 638,757 shares of common stock to consultants to perform various services for the company.

On April 29, 2008, the Company was acquired when all 10,916,917 issued and outstanding shares of common stock were sold for 9,299,972 shares of NB Design & Licensing, Inc. common stock.  The Company assumed control of NB Design and the officers NB Design resigned from the Company. As part of the transaction $200,000 was paid to certain shareholders of NB Design for 500,000 shares of NB Design common stock.  These shares were subsequently retired.

In June 2008, NB Design changed its name to Organic Alliance, Inc.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2008

The following unaudited pro forma consolidated financial statements and related notes are presented to show the pro forma effects of the Company’s April 29, 2008 acquisition of Organic Texas for the quarter ended March 31, 2008. The unaudited pro forma consolidated financial statements are presented to show the Company’s financial position and results of operations as if the Organic Texas transaction occurred as of January 1, 2008.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated financial statements.  The pro forma data are not necessarily indicative of the financial results that would have been attained had the Organic Texas transaction occurred January 1, 2008 and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated financial statements should be read in conjunction with notes thereto.

Organic Alliance, Inc. (formerly known as NB Design & Licensing, Inc.)
(a Development Stage Company)
Proforma Balance Sheet at March 31, 2008
Unaudited

	NB Design	OAI	Eliminations	Total

Assets
Current assets:
Cash	$49,409	93,550	-	142,959
Prepaid expenses	-	239,301	-	239,301
Intercompany receivable/payable	(15,000)	15,000	-	-
Total current assets	34,409	347,851	-	382,260

Total Assets	$34,409	347,851	-	382,260

Liabilities and Stockholders' Equity

Current liabilities:
Accounts Payable	$5,321	991	-	6,312
Notes Payable to Related Party	-	8,469	-	8,469
Total current liabilities	5,321	9,460	-	14,781

Stockholders' equity
Preferred stock, no stated value authorized;
10,000,000 shares; -0- shares issued
and outstanding as of March 31, 2008	-	-	-	-
Common stock, $.0001 par value, 60,000,000
shares authorized	120	3,008,448	(3,007,568)	1,000
Additional paid-in capital	71,021	-	3,007,568	3,078,589
(Deficit) accumulated during development stage	(42,053)	(2,670,057)	-	(2,712,110)
	29,088	338,391	-	367,479

Total Liabilities and Stockholders' (Deficit)	$34,409	347,851	-	382,260

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (formerly known as NB Design & Licensing, Inc.)
(a Development Stage Company)
Proforma Statement of Operations for the quarter ended March 31, 2008
Unaudited

	NB Design	OAI	Eliminations	Total

Revenue	$-	-	-	-

Expenses:
Accounting	4,200	375	-	4,575
Legal	2,963	132,000	-	134,963
Investor relations	334	507,188	-	507,522
Stock based compensation	-	1,282,274	-	1,282,274
Other general and administrative expenses	4,217	748,176	-	752,393
Total expenses	11,714	2,670,013	-	2,681,727

Other expenses:
Interest expense	-	44	-	44
Total other expenses	-	44	-	44

(Loss) before provision for taxes	(11,714)	(2,670,057)	-	(2,681,771)

Provision for income taxes	-	-	-	-

Net (loss)	$(11,714)	(2,670,057)	-	(2,681,771)

Net (loss) per share - basic and fully diluted	$(0.01)	(0.28)		(0.27)

Weighted average number of
common shares outstanding - basic and fully diluted	1,114,314	9,394,122		9,914,286

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (formerly known as NB Design & Licensing, Inc.)
(a Development Stage Company)
Proforma Statement of Cash Flows for the Quarter ended March 31, 2008
Unaudited

	NB Design	OAI	Eliminations	Total
Cash flows from operating activities:
Net (loss)	$(11,714)	(2,670,057)	-	(2,681,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	-	2,907,948	-	2,907,948
Changes in operating assets and liabilities:
Prepaid expenses	-	(239,301)	-	(239,301)
Intercompany receivable/payable	15,000	(15,000)	-	-
Accounts Payable	(4,104)	991	-	(3,113)
Net cash used by operating activities	(818)	(15,419)	-	(16,237)

Cash flows from financing activities
Net proceeds (repayments) on note payable to/from related party	-	8,469	-	8,469
Proceeds from issuance of common stock	50,000	100,500	-	150,500
Net cash provided by financing activities	50,000	108,969	-	158,969

Net increase in cash	49,182	93,550	-	142,732
Cash - beginning	227	-	-	227
Cash - ending	$49,409	93,550	-	142,959

Supplemental disclosures of noncash items:
Stock issued for services	$-	2,907,948	-	2,907,948

Supplemental disclosures:
Interest paid	$-	-	-	-
Income taxes paid	$-	-	-	-

The accompanying notes are an integral part of these financial statements

Organic Alliance, Inc. (formerly NB Design & Licensing, Inc.)
Notes to Unaudited Pro Forma Financial Statements

Basis of Presentation

The unaudited pro forma balance sheet as of March 31, 2008, the unaudited pro forma statements of operations for the three months ended March 31, 2008, and the unaudited pro forma statement of cash flows for the three months ended March 31, 2008, are based on the financial statements of NB Design & Licensing, Inc. as of and for the three months ended March 31, 2008 and the unaudited financial statements of Organic Alliance, Inc. as of March 31, 2008 and for the period  from February 14, 2008 (inception) to March 31, 2008, and the adjustments and assumptions described below.  All share amounts reflect the shares issued and retired in the April 29, 2008 agreement consolidating the two companies.

Pro forma adjustments:

All the unaudited pro forma financial statements reflect the June 2008 name change of NB Design & Licensing, Inc. to Organic Alliance, Inc.

The unaudited pro forma balance sheets reflect the following adjustments:

•	Record the issuance of 9,299,972 shares of common stock of NB Design & Licensing, Inc. for a 100% equity interest of Organic Alliance, Inc., effective April 29, 2008.

•	Record the retirement of 500,000 share of common stock of NB Design & Licensing, Inc.

The unaudited pro forma statements of operations reflect the following adjustments associated with the transaction for the three months ended March 31, 2008, as if the transactions had taken place on January 1, 2008:

•
Include the issuance of 9,299,972 shares and the retirement of 500,000 shares of NB Design & Licensing, Inc. common stock in the weighted average common shares outstanding for the three months ended March 31, 2008.

The unaudited pro forma statements of cash flows reflect no adjustments for the three months ended March 31, 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fees	$1,846
Blue Sky Filing Fees	$2,000
Blue Sky Legal Fees	$2,000
Printing Expenses	$5,000
Legal Fees	$50,000
Accounting Fees	$10,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$7,154
Total	$80,000	(2)

(1)  All expenses, except the SEC registration fee, are estimated.
(2)  All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law.  Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above.  This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

                   In the last three years, we have issued the following unregistered securities:

(i)	In connection with the Securities Exchange, we issued an aggregate of 8,714,973 unregistered shares of Common Stock and -0- warrants to security holders of Organic Alliance, Inc.

(ii)	We sold 200,000 shares of our common stock to two investors for $.25 per share.

(iii)	Following our April Merger we issued the following securities to the following individuals for consulting services:

				Type of
			Value	Consulting
Date	Name	Shares	Per Share	Services
April 2008	Gary Agron	90,000	$0.60	Legal Services
August 2008	Christopher Kline	100,000	$0.96	Investor Relations
August 2008	Corey Ruth	10,000	$0.96	Medical Advisor
August 2008	Curt Hargis	115,650	$0.96	Investor Relations/Public Relations
August 2008	Eli Saleeby	10,000	$0.96	Medical Advisor
August 2008	Gail Morrison	10,000	$0.96	Medical Advisor
August 2008	Gary Leysock	8,000	$0.96	Investor Relations
August 2008	Harvey Synder	10,000	$0.96	Medical Advisor
August 2008	KBK Ventures Inc	10,000	$0.96	Investor Relations
August 2008	Lawrence Dellaquilla	8,000	$0.96	Investor Relations
August 2008	Lor Terzian	10,000	$0.96	Medical Advisor
August 2008	Patricia Reitz	115,650	$0.96	Investor Relations
August 2008	Rick Basse	30,000	$0.96	Accounting Services
August 2008	Tom Klein	10,000	$0.96	Medical Advisor

Total		537,300

(iv)	During May 2008, we sold 16,666 shares of our Common Stock for $0.30 per share to one investor and 2,500,000 shares of our Common Stock for $0.40 per share to two investors.

The securities issuances described in items (i), (ii) and (iii) above were made in reliance upon the exemption provided in Section 4(2) of the Securities Act.  These issuances were to a limited number of investors, all of whom had a prior relationship with us, received their shares as employees or consultants and executed subscription agreements acknowledging they were familiar with our business operations and were taking the shares for investment and not for distribution. All such securities were marked with the customary restrictive legend prohibiting transfer except under certain circumstances.  No brokers were used in connection with the sales and no commissions were paid to anyone in connection therewith.

The shares issued in (iv) above were issued in reliance upon Rule 504 of Regulation D. The offering memorandum in connection with the offering was reviewed by the Texas Division of Securities. Less than $1,000,000 of our Common Stock was sold in the offering.

ITEM 16.  EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation, as amended, of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	Exchange Agreement with Organic Alliance, Inc., a Texas corporation
23.1	Consent of Weaver & Martin, LLC, an independent registered public accounting firm
23.3	Consent of Gary A. Agron (see 5.1 above)

ITEM 17.  UNDERTAKINGS

                   The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

                   Pursuant to the requirements of the Securities Act, as amended, the Registrant has caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in San Antonio, Texas on August 12, 2008.

ORGANIC ALLIANCE, INC.
By:	/s/ Thomas Morrison Thomas Morrison Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on August 12, 2008.

Signature	Title

/s/ Thomas Morrison	Chief Executive Officer, Chief Financial Officer and Director
Thomas Morrison

/s/ James Haworth	Director
James Haworth

/s/ Alicia Smith Kriese	Director
Alicia Smith Kriese

EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation, as amended, of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	Exchange Agreement with Organic Alliance, Inc., a Texas corporation
23.1	Consent of Weaver & Martin, LLC, an independent registered public accounting firm
23.3	Consent of Gary A. Agron (see 5.1 above)